EXHIBIT 10.1

                                                             January 31, 2005

Mr. Robert N. Cowen
17 Kolbert Drive
Scarsdale, New York 10583

Dear Bob:

This letter agreement shall serve as a modification of the Severance Protection Agreement (the "SPA") made as of December 12, 2003, by and between you and Overseas Shipholding Group, Inc., a corporation incorporated under the laws of Delaware with its principal office at 511 Fifth Avenue, New York, New York 10017(the "Company"), pursuant to Section 10 of the SPA.

The SPA shall be modified as follows:

1. In addition to all amounts payable to you under Section 3 of the SPA, you shall be credited with three (3) additional years of service consisting of the final year of retention credit for 2005 and two (2) additional years of credited service for purposes of calculating your benefit under the Overseas Shipholding Group, Inc. Supplemental Executive Retirement Plan Plus (the "SERP Plus"), including your death benefit, and the SERP Plus shall be amended accordingly. The amendment shall be, to the extent required by law, subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and adjusted accordingly. The Company has previously provided you with estimates of amounts payable to you under the SERP Plus.

2. All amounts payable to you pursuant to the SPA shall be paid at such times provided under Section 3 of the SPA, provided, however, that if any payment that otherwise would be due under the SPA after December 31, 2005 would cause the payments under Section 3 of the SPA to be in violation of the provisions of Section 409A of the Code and the regulations promulgated thereunder, all outstanding amounts due to you under Section 3 of the SPA after March 14, 2006 that would result in such violation, shall be paid to you in a lump sum on March 1, 2006.

All other terms and conditions contained in the SPA shall remain in full force and effect.

OVERSEAS SHIPHOLDING GROUP, INC.

By: /s/Myles R. Itkin
Name: Myles R. Itkin
Title: Senior Vice President

ACCEPTED AND AGREED BY:

/s/Robert N. Cowen
Robert N. Cowen